UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2015

FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32583	13-3391527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada	89147
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 221-7800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On September 27, 2015, FHR-Colorado LLC, a Nevada limited-liability company and wholly-owned subsidiary of Full House Resorts, Inc. (“Full House” or the “Company”), entered into an asset purchase agreement (the “Purchase Agreement”) with Pioneer Group, Inc., a Nevada corporation (“Pioneer Group”), pursuant to which Full House will acquire the operating assets and assume certain liabilities of Bronco Billy’s Casino and Hotel (“Bronco Billy’s”) in Cripple Creek, Colorado for a purchase price of $30.0 million. The purchase price is subject to reduction to $28.5 million if Bronco Billy’s Adjusted EBITDA (as defined in the Purchase Agreement) for the applicable period is less than $4.7 million. The purchase price is also subject to working capital and other customary adjustments.

Full House intends to finance the acquisition concurrent with the refinancing of its outstanding first and second lien debt. The Company expects to complete its refinancing and close on the Bronco Billy’s acquisition in late 2015 or early 2016, subject to obtaining regulatory approvals and other customary closing conditions, including, without limitation, approvals from the Colorado gaming authorities. The transaction is not subject to a financing or due diligence condition, though the Company has performed substantial due diligence over the past several months.

Full House and Pioneer Group have made customary representations and warranties, which will generally survive for a period of twelve months following the closing of the transaction. Subject to certain limitations, the parties have rights to indemnification for breaches of representations and warranties, non-performance of their respective covenants, and third party claims. Ten percent of the adjusted purchase price will be deposited into escrow to secure Pioneer Group’s indemnification obligations to Full House. Pioneer Group has also agreed to various covenants contained in the Agreement, including, among other things, to continue to operate its business in the ordinary course consistent with past practice, not to take certain actions prior to the closing of the transaction without the consent of Full House, and certain non-solicit and non-negotiation covenants.

In accordance with the Purchase Agreement, Full House made a non-refundable (except under certain conditions) deposit of $2.5 million (the “Deposit”) which will be credited against the purchase price upon closing. The Purchase Agreement may be terminated by either party in certain circumstances, including by Pioneer Group if the closing has not taken place by January 15, 2016 (the “Outside Date”). Full House may extend the Outside Date for up to four periods of 30 days each if the sole reason the closing fails occur by the Outside Date is the failure of Full House to obtain gaming approval despite its good faith efforts and, for the fourth extension period, Full House increases the Deposit by $100,000. In addition, Full House has the option to terminate the Purchase Agreement without penalty if Bronco Billy’s Adjusted EBITDA for the most recent twelve-month period prior to closing is less than $4.5 million.

Item 7.01	Regulation FD Disclosure
On September 28, 2015, the Company issued a press release announcing the Purchase Agreement with Pioneer Group. A copy of the press release is attached as Exhibit 99.1

Cautionary Statement Regarding Forward-looking Statements
This Current Report on Form 8-K may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected completion of the transactions contemplated by the Asset Purchase Agreement and the time frame in which the acquisition will occur. These forward-looking statements are based upon Full House's current expectations and projections about future events and generally relate to Full House's plans, objectives and expectations for Full House's business. Although Full House's management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including, without limitation, regulatory approvals, compliance with conditions precedent under the purchase agreement, review of negotiated financial terms in the definitive agreement, the ability to refinance indebtedness, financing sources and terms, the increase in Full House's indebtedness if the acquisition closes, the risk that the acquisition does not close, and general macroeconomic conditions. Additional information concerning potential factors that could affect Full House's financial condition and results of operations is included in the reports that Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year, Forms 10-Q and other periodic filings. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit 99.1	Press Release issued by the Company on September 28, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: September 28, 2015	/s/ Lewis A. Fanger
Lewis A. Fanger, Senior Vice President, Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by the Company on September 28, 2015